LAS VEGAS OFFICE 3800 Howard Hughes Parkway Seventh Floor Las Vegas, NV 89169 Tel: 702.792.7000 Fax: 702.796.7181 RENO OFFICE 5585 Kietzke Lane Reno, NV 89511 Tel: 775.852.3900 Fax: 775.852.3982

SUMMERLIN OFFICE

3425 Cliff Shadows Parkway

Suite 150

Las Vegas, NV 89129

Tel: 702.693.4260

Fax: 702.939.8457

CARSON CITY OFFICE

510 W. Fourth Street

Carson City, NV 89703

Tel: 775.882.1311

Fax: 775.882.0257

LAS VEGAS OFFICE info@kkbrf.com

December 22, 2006

RBC Life Sciences, Inc.

2301 Crown Court

Irving, Texas 75038

Ladies and Gentlemen:

We have acted as special Nevada counsel for RBC Life Sciences, Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission covering the offer and sale of an aggregate of 2,500,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), to be issued pursuant to the RBC Life Sciences, Inc. 2006 Stock Incentive Plan (the “Plan”).

In rendering this opinion letter, we have examined and relied on the following documents: (i) the Company’s Articles of Incorporation, as amended, and Bylaws, as amended, (ii) the resolutions adopted by the Board of Directors of the Company on June 1, 2006 and April 14, 2006 and the stockholders of the Company on June 1, 2006, (iii) the Registration Statement, and (iv) such other documents, legal opinions and precedents, corporate and other records of the Company, and certificates of public officials and officers of the Company that we have deemed necessary or appropriate to provide a basis for the opinion.

We have assumed the genuineness of all signatures, the authenticity of all records, documents, certificates and other instruments submitted to us as originals, and the conformity with originals of all records, documents, certificates and other instruments submitted to us as copies. We have also assumed that a sufficient number of shares of Common Stock were authorized and available for the issuance of the Shares. With respect to matters of fact relevant to our opinion, we have relied upon representations made by the Company in documents examined by us and representations of the Company’s officers. The foregoing opinion is limited to the Nevada Revised Statutes of the State of Nevada.

Based upon and subject to the foregoing and pursuant to Nevada law, in our opinion, the Shares that are being offered and sold by the Company from time to time pursuant to the Registration Statement, when sold in the manner and for the consideration contemplated by the Registration Statement, the Plan and related agreements entered into by the Company to effectuate the Plan, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of the foregoing opinion as an exhibit to the Registration Statement and to the use of our firm name in the Registration Statement. This opinion letter is expressly

RBC LIFE SCIENCES, INC.

December 22, 2006

limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that arise after the date of this opinion letter and come to our attention, or any future changes in law.

Very truly yours,

Sincerely,

/s/ Kummer Kaempfer Bonner Renshaw & Ferrario
KUMMER KAEMPFER BONNER RENSHAW & FERRARIO